                                                                Exhibit No. 8(b)


                     MITCHELL HUTCHINS INSTITUTIONAL SERIES
                          FINANCIAL INTERMEDIARY SHARES
                     SHAREHOLDER SERVICES PLAN AND AGREEMENT

         This Shareholder Services Plan and Agreement ("Plan") is adopted by Mitchell Hutchins Institutional Series ("Trust"), a business trust organized under the laws of the State of Delaware pursuant to a Trust Instrument dated April 29, 1998, as amended from time to time, with respect to the Trust's Financial Intermediary shares, a class of shares issued by the Trust's current Series, Mitchell Hutchins LIR Select Money Fund, and such other series of the Trust as may be established in the future with Financial Intermediary shares (collectively, "Funds"), and is entered into by PaineWebber Incorporated ("PaineWebber") and the Trust, subject to the following terms and conditions:

         Section 1. Service Arrangements.

         PaineWebber, in respect of each Fund, may enter into a shareholder service agreement ("Service Agreement"), substantially in the form attached hereto as Appendix A, with each financial intermediary that purchases Financial Intermediary shares. Each Service Agreement will require the financial intermediary to provide support services to its customers ("Customers") who are the beneficial owners of Financial Intermediary shares. Such services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with PaineWebber; (iii) transmitting and receiving funds in connection with Customer orders to purchase and redeem Financial Intermediary shares; (iv) processing dividend payments on behalf of Customers; (v) providing information periodically to Customers showing their position in Financial Intermediary shares; (vi) arranging for bank wires; (vii) responding to Customer inquiries regarding account status and history, the manner in which purchases and redemptions of Financial Intermediary shares may be made and other matters;
(viii) providing sub-accounting with respect to Financial Intermediary shares beneficially owned by Customers or the information to the Trust necessary for sub-accounting; (ix) forwarding communications from the Trust (for example, proxies, shareholder reports, annual and semiannual financial statements and dividend, distribution and tax notices) to Customers; (x) providing the necessary personnel and facilities to establish and maintain shareholder accounts and records; and (xi) such other similar services as PaineWebber or a Customer may reasonably request from time to time, to the extent the Financial Intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

         Section 2. Compensation.

         Each Fund will pay PaineWebber an annual fee which PaineWebber will pay over to each financial intermediary (the "Service Payment") for the services provided by the financial intermediary. The Service Payment will be calculated daily and paid monthly by the Trust at the annual rate of 0.25% of the average daily net asset value of the Financial Intermediary shares held by a financial intermediary that has entered into a Service Agreement with PaineWebber on behalf of the financial intermediary's Customers. All expenses incurred by a Fund in respect of Service Payments shall be borne entirely by the holders of Financial Intermediary shares of that Fund.

         Section 3. Approval by Board of Trustees.

         This Plan will not take effect until approved by a majority of both (i) the full Board of Trustees of the Trust ("Board"), and (ii) those Trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940, as amended ("1940 Act")) and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees").

         Section 4. Continuance of the Plan.

         The Plan will continue in effect from year to year so long as such continuance is specifically approved annually by the Board in accordance with the procedure specified in Section 3 above.

         Section 5. Termination.

         The Plan may be terminated at any time, without penalty, by vote of a majority of the Disinterested Trustees. The Plan will terminate automatically in the event of its assignment, as defined in the 1940 Act.

         Section 6. Amendment.

         The Plan may be amended from time to time by the Board, provided, however, that all material amendments of the Plan must be approved in accordance with the procedures specified in Section 3 above.

         Section 7. Shareholder Voting.

         To the extent that matters pertaining to the Plan or to the Financial Intermediary shares are submitted to shareholders for approval, only the holders of Financial Intermediary shares shall be entitled to vote thereon.

         Section 8. Reports to the Trustees and Records.

         (a) While the Plan is in effect, PaineWebber shall provide to the Board, at such times as the Board shall request and in no event less frequently than annually, and the Board shall review, a written report of the amounts expended by PaineWebber under Service Agreements with financial intermediaries and the purposes for which such expenditures were made.

         (b) The Trust shall preserve copies of the Plan and any Service Agreements, any other agreements relating to the Plan and any reports made pursuant to Section 8(a) above for a period of not less than six years from the date of the Plan, each Service Agreement, agreement or report, the first two years in an easily accessible place.

         Section 9. Limitation of Liability of the Trustees, Officers and Shareholders of the Trust.

         The Trustees and officers of the Trust and the shareholders of any Fund shall not be liable for any obligation of the Trust or any Fund under this Plan, and PaineWebber agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the particular Fund in settlement of such right or claims, and not to such Trustees, officers or shareholders.

         Section 10. Governing Law.

         This Plan shall be construed in accordance with the laws of the State of New York and the 1940 Act, provided, however, that Section 9 above will be construed in accordance with the laws of the State of Delaware. To the extent the applicable laws of the State of New York or the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

         Section 11. Effective Date.

         The Plan will become effective as of July 31, 1998.



                                        MITCHELL HUTCHINS INSTITUTIONAL SERIES



                                        By /s/ Dianne E. O'Donnell
                                           ------------------------------------



                                        PAINEWEBBER INCORPORATED



                                        By /s/ Victoria E. Schonfeld
                                           ------------------------------------


                                     3